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                                                                      Exhibit 3f

                             COOPERATION AGREEMENT
                    FOR MINERAL EXPLORATION AND DEVELOPMENT

BETWEEN:

        SICHUAN BUREAU OF GEOLOGY AND MINERAL RESOURCES a provincial bureau of the Ministry of Geology and Mineral Resources of China (referred to herein as "MGMR-SICHUAN")

        Address: No. 25 Renmining Rd. North, Chengdu, Sichuan, China

AND:

        MINCO MINING & METALS CORPORATION
        a corporation incorporated under the laws of British Columbia (referred to herein as "MINCO")

        Address: 1870-401 W. Georgia St., Vancouver, BC Canada V6B 5A1

WHEREAS:

1. MGMR-SICHUAN and MINCO (the "PARTIES") have had friendly discussions and negotiations concerning a joint venture for the exploration and exploitation of the Chapuzi low grade gold deposit (the "PROJECT") located in the Mianning County, Sichuan province.

2. The Parties are willing to enter into this Cooperation Agreement on the basis of the premises set out above and on the terms set out below.

NOW THEREFORE, in consideration of the premises set out above, and the mutual promises set out below, the Parties have agreed and do hereby agree as follows:

1.0- ESTABLISHMENT OF THE JOINT VENTURE

1.1 The Parties agree to form a co-operative joint venture (the "JOINT VENTURE") constituted as a separate legal person. The objectives of the Joint Venture are to jointly explore, develop and exploit mineral resources (excluding those mineral commodities on which the foreign participation is prohibited by the Chinese laws) within the territory of Sichuan province using an integrated mining company model which combines exploration, development, and production.

1.2 The business scope of the Joint Venture include mineral exploration, development, exploitation, processing and marketing of mineral products.




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1.3   Both Parties agree that the term of the Joint Venture is twenty-five (25)
years such period to be extendible upon mutual agreement between the Parties if the circumstances so warrant.

2.0-  AREA FOR THE JOINT VENTURE

The Parties agree tat the property (the "PROPERTY") for the Joint Venture is the area defined in Schedule A.

3.0-  CONTRIBUTION TO THE JOINT VENTURE

3.1   MGMR-SICHUAN

In consideration for its equity participation, MGMR-SICHUAN shall contribute to the Joint Venture the following assets: (1) the Property; (2) mineral rights on the Property (including the discovery right, exploration permits, and privilege mining rights); (3) the data and results which has been collected or created to date on the Property; and (4) some capital.

3.2   MINCO

In consideration for its equity participation, MINCO shall contribute to the Joint Venture the following assets: (1) certain advanced equipment; and
(2) capital.

4.0-  EQUITY INTERESTS, EARN-IN-PERIOD, AND EARN-IN-AMOUNT

4.1 After the establishment of the Joint Venture, MGMR-SICHUAN will transfer the Property, the mineral rights on the Property, and all the results and data (collectively referred to herein as the "MGMR-SICHUAN'S CONTRIBUTIONS") which MGMR-SICHUAN possesses to the Joint Venture as its contribution to the Joint Venture. The Parties agree that the value of MGMR-SICHUAN's Contribution is $4,800,000 (Cdn.).

4.2 For a period of five (5) years from the execution of this Cooperation Agreement (the "MINCO'S EARN-IN PERIOD"), MINCO has right to contribute phase-by-phase and stage-by-stage a total capital of $5,000,000 (Cdn.) to explore the Property to earn fifty-one percent (51%) equity interest in the Joint Venture. During MINCO's Earn-In Period, MINCO's equity interest will be calculated based on its contributions to the Joint Venture using international standard earn-in formula.

4.3 Thereafter, MINCO has right to contribute all the development capital expenditures required to construct mining facilities on the Property in accordance with a feasibility study conducted for the Property. MINCO's equity interest in the Joint Venture will increase with its contribution to the development capital expenditures. At the beginning of the commercial


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production on the Property, MINCO shall earn up to seventy-five (75) percent equity interest in the Joint Venture.

4.4 During the development phase, MGMR-SICHUAN will not make any contribution to the Joint Venture. At the beginning of the commercial production on the Property, MGMR-SICHUAN's equity interest in the Joint Venture shall not be less than twenty-five (25) percent.

5.0-  OPERATION AND MANAGEMENT OF THE JOINT VENTURE

5.1 The Joint Venture shall be managed and operated in accordance with the Law of the PRC on Sino-Foreign Co-operative Joint Venture Enterprises and other relevant Chinese laws and regulations as well as sound internationally accepted policies, standards and practices.

5.2 The Joint Venture will be managed by the board of directors which will possess the highest authority over the operation and management of the Joint Venture. The board of directors of the Joint Venture shall be comprised of seven (7) directors, three (3) of which shall be appointed by MGMR-SICHUAN and three (3) of which shall be appointed by MINCO.

6.0-  NET PROFIT DISTRIBUTION

After each of the Parties recovers its respective investment to the Joint Venture, the net profit of the Joint Venture shall be distributed to the Parties in proportion to their respective relative beneficial interest in the Joint Venture.

7.0-  TECHNICAL OPERATION AND MANAGEMENT OF THE PROJECT

7.1. The board of the directors of the Joint Venture shall undertake mineral exploration, development, exploitation, and processing on the Property in accordance with Chinese laws and regulations as well as sound internationally accepted standards and practices. The Project will be carried out phase by phase and stage by stage in comply with the program and budget approved by the board of directors from time to time.

7.2 The Joint Venture shall has right to develop any commercial deposit discovered on the Property through the exploration carried out by the Joint Venture.

8.0-  COOPERATION PROCEDURE

In order to conduct the Project as soon as possible, the Parties agree to undertake the activities as set out below:

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1.  After executing this Agreement, MGMR-SICHUAN shall obtain approval from the appropriate Chinese government authorities to allow the Parties to enter the Joint Venture Contract and to form the Joint Venture (the "GOVERNMENT APPROVAL"). MGMR-SICHUAN shall exercise its best efforts to seek the Government Approval as soon as possible. MINCO shall provide to MGMR-SICHUAN all reasonable assistance.

2. After executing this Agreement, the Parties shall negotiate a full and final joint venture contract (the "JOINT VENTURE CONTRACT") in good faith to set up all the details for the Joint Venture.

3. In order to speed up the Project, the Parties agree to conduct some preliminary field works in a timely fashion on the Property phase by phase.

4. Upon establishment of the Joint Venture, the Parties shall conduct the Project pursuant to the terms of the Joint Venture Contract.

9.0 -  EXCLUSIVE NEGOTIATION AND INVESTMENT RIGHT

9.1 Upon execution of this Agreement, MGMR-SICHUAN grants and guarantees MINCO exclusive rights to negotiate and invest in the Property as defined in Schedule A. If, after further exploration work, MINCO decides not to participate further with respect to one or more areas of the Property, MINCO shall notify MGMR-SICHUAN in writing of such decision and MGMR-SICHUAN can then enter into a joint venture agreement with any third party with respect to any such area of the Property thereby released upon receiving such notice.

9.2 During the term of the Joint Venture, the Parties can explore jointly other properties (the "OTHER PROPERTIES") which MGMR-SICHUAN has and will have within the territory of Sichuan province. Under equal conditions, MINCO shall have the rights of first refusal on the Other Properties.

10.0 - CONFIDENTIALITY OBLIGATIONS

10.1 This Agreement and all the documents signed by the Parties in the future are the assets of the Parties and shall not be disclosed to any third party except the government and regulatory authorities.

10.2 MINCO agrees to preserve the confidentiality of all information provided by MGMR-SICHUAN. MINCO can disclose such information to regulatory authorities including, without limitation, Canadian government bodies, securities commissions and stock exchanges, to meet the disclosure requirement of such regulatory authorities. However, such disclosure shall not hurt the interests of MGMR-SICHUAN.

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11.0 - GENERAL

11.1 Before using the information provided by MGMR-SICHUAN, MINCO agrees to preserve the confidentiality of such information. If the Joint Venture is not successful, MINCO shall return all such information to MGMR-SICHUAN.

11.2 This Agreement is written in duplicate in both Chinese and English, with both texts having equal authority.

11.3 This Agreement, and any notices or other documents permitted or required by it, may be executed in counterparts, including copies which have been executed and then delivered by facsimile transmission. A copy which has been executed in counterparts and transmitted by facsimile transmission shall have equal authority as an originally executed copy.

11.4 If one of the Parties wishes to terminate this Agreement, it must inform the other Party in writing. This Cooperation Agreement can only be terminated upon mutual agreement.

11.5 If the contents of this Agreement have any conflict with the any agreement previously signed between the Parties, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF the Parties have duly executed this Agreement on this 27th day of July 1996 in Chengdu, China, as evidenced by each signature below.

SICHUAN BUREAU OF GEOLOGY AND MINERAL RESOURCES

Representative:
              ---------------------------------
                        Zhang Yanying
 Title: Director

MINCO MINING & METALS CORPORATION

Representative: /s/ Peter Tsaparas
               --------------------------------
                       Peter Tsaparas
Title: Chairman of the Board

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                                   SCHEDULE A

This schedule is attached to and forms part of the Cooperation Agreement for Mineral Exploration and Development between SICHUAN BUREAU OF GEOLOGY AND MINERAL RESOURCES and MINCO MINING & METALS CORPORATION executed on
July 27, 1996.

The Property is the Chapuzi low grade gold deposit located in the Mianning County, Sichuan Province, China. The area of the Property is about 100 square km defined as follows:

A.  101 degrees 46 minutes 50 seconds / 28 degrees 21 minutes 30 seconds

B.  101 degrees 46 minutes 45 seconds / 28 degrees 10 minutes 30 seconds

C.  101 degrees 50 minutes 35 seconds / 28 degrees 21 minutes 25 seconds

D.  101 degrees 50 minutes 30 seconds / 28 degrees 10 minutes 25 seconds

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